                          [LETTER HEAD OF TAMBRANDS]



Investor Contact:                 Media Contact:
-----------------                 --------------
Kathy B. Makrakis                 Bruce P. Garren (914) 696-6540
(914) 696-6509                    Janey Loyd      (914) 696-6330

FOR IMMEDIATE RELEASE  (Wednesday, January 31, 1996)
-----------------------------------------------------

                TAMBRANDS REPORTS RECORD TAMPON SALES FOR 1995
                ----------------------------------------------

White Plains, New York--January 31, 1996--Tambrands Inc. (NYSE:TMB) reported today that its 1995 tampon sales -- in both dollars and units -- reached record high levels for any year in the Company's history.

Net sales for the year were $683,092,000, an increase of 6% over 1994 net sales of $644,513,000 and higher than the previous Company record for tampon sales of $663,372,000, set in 1992. Unit sales also increased about 6% over 1994, evenly balanced between volume from the United States and International businesses. After the previously announced second-quarter litigation charge, net earnings for 1995 were $85,522,000, or $2.33 per share, compared to $89,729,000, or $2.43 per share, in the prior year. 1995 earnings, excluding the charge, were $94,208,000, or $2.57 per share, up 6% over 1994.

Edward T. Fogarty, President and Chief Executive Officer, commented on the record year: "The first full year of our growth strategy exceeded our expectations. Even though we considered 1995 to be a transition year, we achieved strong growth in unit and dollar sales, earnings and earnings per share, and overall shareholder value. And we accomplished this in an environment of increasing competition and escalating raw material costs. We enter 1996 well-positioned to continue our growth and to build on this success."

Net sales in the fourth quarter of 1995 were $161,691,000, compared to sales of $164,380,000 in the same period of 1994. Net earnings in the 1995 fourth quarter were $22,957,000, or $0.63 per share, compared to $22,654,000, or $0.62 in the fourth quarter of 1994.

The Company also announced that the Board of Directors yesterday declared a regular quarterly dividend of $.46 per share, payable on March 15, 1996 to shareholders of record on March 1, 1996.

Tambrands has manufactured Tampax(R) tampons for 60 years, and today is the worldwide market leader. Tampax tampons are sold in over 150 countries and are used with confidence by over 100 million women. Tambrands can now be reached on the Internet World Wide Web at http://www.tampax.com.

A summary of consolidated operating results for the three months and full year ended December 31, 1995 is attached.

                                    #  #  #

                                TAMBRANDS INC.
                        CONSOLIDATED INCOME STATEMENTS
                   3 Months and 12 Months Ended December 31

(In thousands,            3 Months Ended                     12 Months Ended
except per share            December 31        Percent         December 31        Percent
                        ------------------                 ------------------
figures)                  1995       1994       Change        1995      1994       Change
                         ------     ------      ------       ------    ------      ------
NET SALES               $161,691   $164,380        (2)    $683,092   $644,513       6

COST OF
PRODUCTS SOLD             56,605     51,867         9      231,625    206,111      12
                        --------   --------               --------   --------

GROSS PROFIT             105,086    112,513        (7)     451,467    438,402       3

SELLING, ADMIN. AND
GENERAL:
  MARKETING, SELLING
  AND DISTRIBUTION        55,378     61,599       (10)     238,558    233,753       2

  ADMIN. AND GENERAL      11,223     12,772       (12)      52,546     53,034      (1)
                        --------   --------               --------   --------

                          66,601     74,371       (10)     291,104    286,787       2
                        --------   --------               --------   --------

OPERATING INCOME          38,485     38,142         1      160,363    151,615       6

INTEREST,
NET AND OTHER             (2,303)    (2,859)      (19)      (9,632)    (9,864)     (2)

LITIGATION
CHARGE                         -          -         -      (11,396)         -       -
                        --------   --------               --------   --------

EARNINGS BEFORE
PROVISION FOR INCOME
TAXES                     36,182     35,283         3      139,335    141,751      (2)

PROVISION FOR
INCOME TAXES              13,225     12,629         5       53,813     52,022       3
                        --------   --------               --------   --------


NET EARNINGS            $ 22,957   $ 22,654         1     $ 85,522   $ 89,729      (5)
                        ========   ========               ========   ========

NET EARNINGS
PER COMMON SHARE        $   0.63   $   0.62         2     $   2.33   $   2.43      (4)
                        ========   ========               ========   ========

AVG. SHARES
OUTSTANDING               36,697     36,661                 36,671     36,992